UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

TASER International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TASER INTERNATIONAL, INC.

17800 North 85th Street

Scottsdale, Arizona 85255

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 15, 2014

To Our Stockholders:

The 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of TASER International, Inc. (the “Company”) will be held at 10:00 a.m. (local time) on Thursday, May 15, 2014, at the Company’s headquarters located at 17800 North 85th Street, Scottsdale, Arizona 85255 for the following purposes:

1.	Electing the three Class B directors of the Company named in this proxy statement for a term of three years, and until their successors are elected and qualified;

2.	Advisory approval of the Company’s executive compensation;

3.	Ratifying the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2014; and

4.	Transacting such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof.

Only holders of the Company’s common stock at the close of business on March 14, 2014 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Stockholders may vote in person or by proxy. A list of stockholders entitled to vote at the Annual Meeting will be available for examination by stockholders at the time and place of the Annual Meeting and during ordinary business hours, for a period of ten days prior to the Annual Meeting, at the principal executive offices of the Company at the address listed above.

By Order of the Board of Directors,

/s/ DOUGLAS E. KLINT

Douglas E. Klint
Corporate Secretary

Scottsdale, Arizona

April 4, 2014

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE VOTE ON THE INTERNET, BY TELEPHONE, OR MARK, SIGN, DATE AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE.

1

TASER INTERNATIONAL, INC.

17800 North 85th Street

Scottsdale, Arizona 85255

PROXY STATEMENT FOR 2014 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

Our Board of Directors (the “Board”) has made these materials available to you on the Internet or has delivered printed versions of these materials to you by mail in connection with the Board of Directors’ solicitation of proxies for use at our Annual Meeting of Stockholders, which will take place at 10:00 a.m. local time on Thursday, May 15, 2014 at the Company’s principal executive offices located at 17800 North 85th, Street, Scottsdale, Arizona 85255. This Proxy Statement describes matters on which you, as a stockholder, are entitled to vote. It also gives you information on these matters so that you can make an informed decision. This proxy statement is first being made available or sent to stockholders on or about April 4, 2014.

What is included in these materials?

These materials include:

•	This Proxy Statement for the Annual Meeting; and

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2013 (the “Annual Report”).

If you received printed versions of these materials by mail, these materials also include the proxy card or vote instruction form for the Annual Meeting.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials this year instead of printed proxy materials?

In accordance with the rules of the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to all of our stockholders, we have elected to furnish such materials to stockholders by providing access to these documents over the internet. Accordingly, on April 4, 2014 we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders of record and beneficial owners. Stockholders have the ability to access the proxy materials on a website referred to in the Notice or request to receive a printed set of the proxy materials by calling the toll-free number found in the Notice. The Company encourages you to take advantage of the availability of the proxy materials on the Internet in order to help reduce the cost and environmental impact of the Annual Meeting.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to: (1) view our proxy materials for the Annual Meeting on the internet; (2) vote your shares after you have viewed our proxy materials; (3) request a printed copy of the proxy materials; and (4) instruct us to send our future proxy materials to you electronically by email. Copies of the proxy materials are also available for viewing at the investor relations page of the Company’s website at http://investor.taser.com.

What proposals will be voted on at the Annual Meeting and how does the Board of Directors recommend I vote?

Stockholders will vote on the following items at the Annual Meeting:

Proposal No.	Description	Board Recommendation

ONE	The election to the Board of the three Class B director nominees named in this Proxy Statement	FOR (all nominees)

TWO	Advisory approval of the Company’s executive compensation (“Say on Pay”)	FOR

THREE	The ratification of the appointment of Grant Thornton LLP as our independent registered public accountants for fiscal year 2014.	FOR

Stockholders will also vote on the transaction of any other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment thereof. To the maximum extent allowed by the SEC’s proxy rules, the proxy holders will vote your shares in such other matters as they determine in their discretion.

Where are the Company’s principal executive offices located and what is the Company’s main telephone number?

The Company’s principal executive offices are located at 17800 North 85th Street, Scottsdale, Arizona 85255. The Company’s main telephone number is (800) 978-2737.

Who may vote at the Annual Meeting?

As of March 14, 2014 (the “Record Date”), there were 52,885,971 shares of the Company’s common stock outstanding and entitled to one vote each at the Annual Meeting. The presence in person or by proxy of persons holding a majority of these shares, or 26,442,986 shares, will constitute a quorum for the transaction of business. Each share of common stock entitles the holder to one vote on each matter that may properly come before the Annual Meeting. Stockholders are not entitled to cumulative voting in the election of directors. Only stockholders of record as of the close of business on the Record Date are entitled to receive notice of, to attend, and to vote at the Annual Meeting.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

Stockholder of Record

If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered the stockholder of record with respect to those shares, and the Notice or printed materials were sent directly to you by the Company. If you request printed copies of the proxy materials by mail, you will also receive a printed proxy card.

Beneficial Owner of Shares Held in Street Name

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice or the printed proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization how to vote the shares held in your account. If you request printed copies of the proxy materials by mail, you will also receive a printed vote instruction form.

If I am a stockholder of record of the Company’s shares, how do I vote?

There are four ways to vote:

In person. If you are a stockholder of record, you may vote in person at the Annual Meeting. Bring your printed proxy card if you received one by mail. Otherwise, the Company will provide stockholders of record a ballot at the Annual Meeting.

Via the internet. If you received a Notice, you may vote via the internet by visiting http.//www.proxyvote.com and entering the control number found in the Notice.

By telephone. If you received or requested printed copies of the proxy materials by mail, you may vote by calling the toll free number found on the proxy card.

By mail. If you received or requested printed copies of the proxy materials by mail, you may vote by filling out the proxy card and returning it in the envelope provided.

If I am a beneficial owner of shares held in street name, how do I vote?

Your bank or broker will send you instructions on how to vote. There are four ways to vote:

In person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares.

Via the internet. If you received a Notice, you may vote via the internet by visiting http.//www.proxyvote.com and entering the control number found in the Notice.

By telephone. If you received or requested printed copies of the proxy materials by mail, you may vote by calling the toll free number found on the vote instruction form.

By mail. If you received or requested printed copies of the proxy materials by mail, you may vote by filling out the vote instruction form and returning it in the envelope provided.

What constitutes a quorum in order to hold and transact business at the Annual Meeting?

Under Delaware law and the Company’s bylaws, the presence in person or by proxy of the holders of record of a majority of the votes entitled to be cast at a meeting constitutes a quorum. Abstentions and broker non-votes will all be counted as present to determine whether a quorum has been established. Once a share of the Company’s common stock is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournments or postponements. If a quorum is not present, the Annual Meeting may be adjourned until a quorum is obtained.

How are proxies voted?

All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a proxy will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What happens if I do not give specific voting instructions?

Stockholders of Record If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board, or sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on such matters with respect to your shares. This is generally referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

Proposal No. 3 (ratification of the appointment of the independent registered public accountants) is considered “routine.” A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected in connection with this proposal.

Proposals No. 1 and No. 2 (election of directors and advisory approval of the Company’s executive compensation) are considered “non-routine.” A broker or other nominee cannot vote without specific instructions from the beneficial owner on non-routine matters, and therefore we anticipate there will be broker non-votes in connection with Proposals No. 1 and No. 2.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting by voting again via the internet or by telephone (only your latest internet or telephone proxy submitted prior to the Annual Meeting will be counted), by signing and returning a new proxy card or vote instruction form with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request that your prior proxy be revoked by delivering to the Company’s Corporate Secretary at 17800 North 85th Street, Scottsdale, Arizona 85255, a written notice of revocation prior to the Annual Meeting.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except as necessary to meet applicable legal requirements; to allow for the tabulation and certification of votes; and to facilitate a successful proxy solicitation.

What is the voting requirement to approve each of the proposals?

Election of Directors

For Proposal No. 1, under our bylaws, assuming the existence of a quorum at the Annual Meeting, the three nominees for director who receive the affirmative vote of a plurality of all of the votes cast will be elected to the Board of Directors. This means that the three director nominees with the most votes will be elected. Shares that are marked “withhold authority” will be counted toward a quorum, but will not affect the outcome of the vote on the election of such director. Broker non-votes will have no effect on the outcome of this proposal if a quorum is present.

Advisory approval of the Company’s executive compensation (“Say on Pay”)

For Proposal No. 2, assuming the existence of a quorum at the Annual Meeting, under our bylaws, the votes cast “for” must exceed the votes cast “against” to approve, on an advisory basis, the compensation of our named executive officers. Broker non-votes will have no effect on the outcome of this proposal if a quorum is present. Abstentions will have the same effect as a vote against the proposal.

Ratification of Independent Registered Public Accountants

For Proposal No. 3, assuming the existence of a quorum at the Annual Meeting, ratification of the appointment of the independent registered public accountants will be approved if a majority of common stock present in person or by proxy at the Annual Meeting vote in favor of ratification. Broker non-votes will have no impact on this proposal if a quorum is present. Abstentions will have the same effect as a vote against the proposal.

Who will serve as the inspector of election?

A member of the Company’s internal legal department will serve as the inspector of election.

Where can I find the voting results of the Annual Meeting?

The final voting results will be tallied by the inspector of election and, within four business days after the Annual Meeting, the Company expects to report the final results on Form 8-K with the SEC.

Who is paying for the cost of this proxy solicitation?

The Company will bear all expenses incurred in connection with the solicitation of proxies. The Company will, upon request, reimburse brokerage firms and other nominee holders for their reasonable expenses incurred in forwarding the proxy solicitation materials to the beneficial owners of our shares. The Company’s officers and directors and employees may solicit proxies by mail, personal contact, letter, telephone, telegram, facsimile or other electronic means. They will not receive any additional compensation for those activities, but they may be reimbursed for their out-of-pocket expenses. The Company has not engaged a proxy advisor for the 2014 Annual Meeting.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board is elected by and accountable to the stockholders to oversee their interest in the long-term health and the overall success of the Company’s business and its financial strength. The Board serves as the ultimate decision-making body of the Company except for those matters reserved to, or shared with, the stockholders. The Board selects and oversees the members of senior management, who are charged by the Board with conducting the business of the Company.

Election Process

The Board is comprised of eight directors. The directors are divided into three classes comprised as follows: three directors each in Class A and Class B, and two directors in Class C. One class is elected each year for a three-year term and until their successors are elected and qualified.

The three director nominees in Class B are up for nomination at the 2014 annual shareholder meeting. These directors would serve regular three-year terms until the annual meeting of stockholders in 2017, or until their respective successors are elected and qualified. These directors are: Patrick W. Smith, Mark W. Kroll and Judy Martz.

The Board has no reason to believe that any of the nominees will be unwilling or unable to serve if elected a director. If any nominee is unable or unwilling to serve as a director at the date of the Annual Meeting or any postponement or adjournment thereof, the proxies may be voted for a substitute nominee, designated by the Board to fill such vacancy.

The Board of Directors recommends a vote FOR the election of Patrick W. Smith, Mark W. Kroll and Judy Martz. Unless marked otherwise, signed proxies received will be voted FOR the election of each of the nominees.

Director Nominations

The Nominating and Corporate Governance Committee is responsible for identifying and evaluating nominees for Director and for recommending to the Board a slate of nominees for election at each Annual Meeting of Stockholders. Nominees may be suggested by directors, members of management, stockholders, or, in some cases, by a third-party firm.

Stockholders who wish the Nominating and Corporate Governance Committee (the “NCG Committee”) to consider their recommendations for nominees for the position of director should submit their recommendations in writing by mail to the Nominating and Corporate Governance Committee, c/o TASER International, Inc., 17800 North 85th Street, Scottsdale, AZ 85255. Recommendations by stockholders that are made in accordance with these procedures will receive the same consideration by the NCG Committee as other suggested nominees.

Qualifications for All Directors

In its assessment of each potential candidate, including those recommended by stockholders, the NCG Committee considers the potential nominee’s demonstrated character, judgment, relevant business, functional and industry experience, and whether they possess a high degree of business, technological, medical or law enforcement acumen, independence, and other such factors the NCG Committee determines are pertinent in light of the current needs of the Board. The NCG Committee also takes into account the ability of a potential nominee to devote the time and effort necessary to fulfill his or her responsibilities to the Company. While the NCG Committee does not have a formal diversity policy, it strives to achieve a well-rounded balance of varying skill sets and backgrounds in the composition of the Board.

The NCG Committee’s process for identifying and evaluating nominees typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. There are no differences in the manner in which the nominees for director are evaluated based on whether the nominee is recommended by a stockholder. The Company has not historically paid third parties to identify or assist in identifying or evaluating potential nominees but reserves the right to do so in the future.

Specific Qualifications, Education, Skills and Experience to be Represented on the Board

The Board has identified particular qualifications, skills and experience that are important to be represented on the Board as a whole in order to advise and contribute to the execution of the Company’s strategic objectives. Each Board member was selected in accordance with the process for the selection and nomination of directors described above. Accordingly, the Board believes that each of the Company’s Board members brings a myriad of attributes that combined benefit the Company and its stockholders. The following table summarizes certain key characteristics of the Company’s business and the associated attributes that have been identified as important to be represented on the Board.

Business Characteristics	Qualifications, Attributes, Skills & Experience
The Company’s business is multifaceted and involves complex financial transactions.	• High level of financial literacy • Relevant CEO, CFO, treasury experience • Certified Public Accountant, Certified Financial Analyst

The Company’s business requires compliance with a variety of regulatory requirements across a number of countries and relationships with various entities and non-governmental organizations.	• Governmental or political experience

The Company’s TASER Weapons product lines utilize Neuro-Muscular Incapacitation from electrical currents as the method to disable a resisting suspect, which inherently involves medical and scientific testing.	• Medical and or scientific experience

The Company’s primary markets are law enforcement, military and corrections agencies.	• Law enforcement experience • Military experience

The Company’s business is expanding into the innovative field of cloud computing and wearable technology which involves different point of views and perspectives from its traditional weapons background.	• Emerging technologies experience

The Board’s responsibilities include understanding and overseeing the various risks facing the Company and ensuring that appropriate policies and procedures are in place to effectively manage risk.	• Risk oversight • Management expertise

Director Nominees and Incumbent Directors in 2014

Patrick W. Smith, Chief Executive Officer (Nominee)

Director since 1993

Class B

Age: 43

Other Public Company Boards: None

Mr. Smith has served as CEO and as a director of the Company since 1993. He is also co-founder of the Company. After graduating from Harvard, cum laude, in just three years (class of 1991), Mr. Smith entered directly into the Master of Business Administration program at the University of Chicago. In two years, he completed both a master’s degree in international finance from the University of Leuven in Leuven, Belgium and an M.B.A. degree with honors at the University of Chicago, graduating in the top 5% of his class. After completing graduate school in the summer of 1993, he co-founded TASER International, Inc. with his brother, Thomas P. Smith, in September 1993.

Mark Kroll (Nominee)

Director since 2003

Class B

Age: 61

Board Committees: Litigation Committee

Other Public Company Boards: Haemonetics Corporation

Dr. Kroll retired in July 2005 from St. Jude Medical, Inc., where he held various executive level positions since 1995, most recently as Senior Vice President and Chief Technology Officer, Cardiac Rhythm Management Division. Dr. Kroll holds a B.S. degree in Mathematics and a M.S. degree and a Ph.D. degree from them Electrical Engineering department of the University of Minnesota and an M.B.A. degree from the University of St. Thomas. Mr. Kroll is also the named inventor of over 350 issued U.S. patents and is a Fellow of the: American College of Cardiology, Heart Rhythm Society, Institute of Electronics and Electrical Engineering, and the American Institute for Medicine and Biology in Engineering.

Specific Qualifications, Attributes, Skills and Experience:

Technology Expertise	Advanced mathematical and scientific education and technology and scientific accomplishments as recognized by “Fellow” designations from IIEE and AIMBE provide a strong scientific background that is beneficial to the Company.

Bio-Medical and Scientific Expertise	Scientific accomplishments as recognized by “Fellow” designations from the American College of Cardiology and the Heart Rhythm Society provide invaluable skills and experience to the TASER Weapons business.

Risk Oversight & Management	Service on Haemonetic’s board as well as leadership positions at St. Jude’s Medical, Inc. provides beneficial experience in management and oversight.

Judy Martz (Nominee)

Director since 2005

Class B

Age: 70

Board Committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Litigation Committee

Other Public Company Boards: None

From January 2001 through January 2004, Ms. Martz was Governor of the State of Montana and was Lieutenant Governor of the State of Montana from January 1996 through January 2000. From 1989 through 1995, Ms. Martz served as state representative for U.S. Senator Conrad Burns. As Governor of the State of Montana, Ms. Martz managed a more than $6.0 billion budget for the state.

Specific Qualifications, Attributes, Skills and Experience:

Relevant Political Background	As former Governor of the State of Montana, Ms. Martz brings a wealth of political insight and leadership to the Board, particularly with respect to matters relating to federal and government contracting.

Risk Oversight & Management	As former Governor, Ms. Martz is equipped with knowledge and experience in oversight and leadership issues.

Lt. General (USA, Retired) John S. Caldwell

Director since 2006

Class A

Age: 69

Board Committees: Audit Committee, Compensation Committee

Other Public Company Boards: Puradyn Filter Technologies

General Caldwell is currently employed as a consultant affiliated with The Spectrum Group and Wesley K. Clark Associates. General Caldwell was Senior Vice President, Defense Information Technology Solutions of QSS Group, Inc. from July 2004 through February 2008 at which time QSS Group Inc. was merged into Perot Systems Government Services. From February 2008 to June 2008 he was Executive Vice President, Defense Solutions, Perot Government Services. From November 2001 through January 2004, General Caldwell was a Lieutenant General in the United States Army and Military Deputy to the Assistant Secretary of the Army for Acquisition, Logistics and Technology. General Caldwell holds a B.S. degree from the U.S. Military Academy at West Point, New York and a M.S. degree in mechanical engineering from the Georgia Institute of Technology.

Specific Qualifications, Attributes, Skills and Experience:

Risk Oversight & Management	Executive positions at several defense contract and government service companies provide invaluable management and leadership experience.

Law Enforcement/Military Experience	Experience as a Lieutenant General in the U.S. Army and Military Deputy to the Assistant Secretary of the Army for Acquisition, Logistics and Technology, brings extensive knowledge in federal and military related matters.

Michael Garnreiter, Chairman

Director since 2006

Class A

Age: 62

Board Committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Litigation Committee

Other Public Company Boards: Banner Health, GlobalTranz, Pacific Alternative Asset Management Company, Knight Transportation, Amtech Systems

Mr. Garnreiter is currently Vice President of Finance and Treasurer of Shamrock Foods, a privately-held manufacturer and distributor of foods and food-related products. From January 2010 until August 2012, Mr. Garnreiter was a managing director of Fenix Financial Forensics, a Phoenix-based litigation and financial consulting firm. From April 2002 through June 2006, Mr. Garnreiter was Executive Vice President, Treasurer, and Chief Financial Officer of the Main Street Restaurant Group. Mr. Garnreiter previously served with the international accounting firm, Arthur Andersen, from 1974 through March 2002 with increasing levels of responsibility, culminating as a partner. Mr. Garnreiter holds a B.S. degree in accounting from California State University at Long Beach and is a Certified Public Accountant.

Specific Qualifications, Attributes, Skills and Experience:

High Level of Financial Literacy	Certified Public Accountant and former partner at Arthur Anderson. Served on the audit committee for each board he has served in the past.

Risk Oversight & Management	Board Experience for Knight Transportation, Amtech Systems, IA Global Inc., and Fenix Financial Forensics gives ample experience relating to public company corporate governance matters.

Hadi Partovi

Director since 2010

Class A

Age: 41

Board Committees: Compensation Committee

Other Public Company Boards: None

Mr. Partovi is the President and co-founder of the non-profit education organization Code.org. Mr. Partovi is a past or present strategic advisor or early investor at numerous technology companies, including Facebook, Dropbox, OPOWER, airbnb, Zappos, and Bluekai. From 2009 through 2010, Mr. Partovi was Senior Vice President of Technology for MySpace (via acquisition) and from 2006 through 2009 he was President and Co-Founder of ILIKE, Inc. which was acquired by MySpace in 2009. From 2002 through 2005, Mr. Partovi was General Manager, Microsoft MSN Entertainment and MSN.com and from 1999 through 2001, he was Co-Founder and VP of Product and Professional Services for TELLME Networks, Inc. From 1994 through 1999, he was Program Manager for Microsoft Internet Explorer. Mr. Partovi holds B.A. and M.S. degrees in Computer Science, summa cum laude, from Harvard University.

Specific Qualifications, Attributes, Skills and Experience:

Technology Expertise	Experience as an investor in technology companies provides Mr. Partovi with invaluable insight into software and internet-related business development initiatives.

Risk Oversight & Management	Experience as an advisor to multiple start-up companies provides Mr. Partovi experience in the unique challenges facing new technology companies.

Matthew McBrady

Director since 2001

Class C

Age: 43

Board Committees: Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee, Litigation Committee

Other Public Company Boards: None

From August 1998 through January 2000, Dr. McBrady served as an international economist with President Clinton’s Council of Economic Advisers and the U.S. Treasury Department. Dr. McBrady subsequently served as a professor of finance at the Wharton School of Business at the University of Pennsylvania (from September 2002 through May 2003) and at the Darden Graduate School of Business Administration at the University of Virginia (from May 2003 through December 2006). Dr. McBrady then worked as an investment professional with the North American Private Equity group at Bain Capital, LLC (from January 2007 through January 2011) prior to joining Silver Creek Capital Management, LLC as Managing Director of Strategic Investments in January 2011. Dr. McBrady holds a B.A. degree in Economics from Harvard University, a M.S. degree in International Economics from Oxford University (U.K.), and a Masters and Ph.D. degree in Business Economics from Harvard University.

Specific Qualifications, Attributes, Skills and Experience:

High Level of Financial Literacy	Service as a member of President Clinton’s Council of Economic Advisory and teaching positions at the Harvard Business School, the Wharton School of Business and the Darden Graduate School of Business Administration providing him valuable financial knowledge and context.

Relevant Political Background	Service as a member of President Clinton’s Council of Economic Advisors giving him insight into government processes.

Vice Admiral (Retired) Richard H. Carmona M.D., M.P.H., F.A.C.S.

Director since 2007

Class C

Age: 64

Board Committees: Audit Committee, Nominating and Corporate Governance Committee, Litigation Committee

Other Public Company Boards: The Clorox Company, The Herbalife Company

Dr. Carmona was sworn in as the 17th Surgeon General of the United States on August 5, 2002 and served the statutory four year term. Prior to being named United States Surgeon General, Dr. Carmona was the chairman of the State of Arizona Southern Regional Emergency Medical System, a professor of surgery, public health and family and community medicine at the University of Arizona, and the Pima County Sheriff’s Department surgeon and deputy sheriff. He is currently employed as Vice Chairman and Chief Executive Officer of Canyon Ranch Health in Tucson, Arizona and has held that position since October 1, 2006. Dr. Carmona attended Bronx Community College of the City University of New York where he earned his associate of arts degree. Dr. Carmona holds a B.S. degree and medical degree from the University of California, San Francisco. He has also earned a Master’s Degree in Public Health from the University of Arizona.

Specific Qualifications, Attributes, Skills and Experience:

High Level of Financial Literacy	As CEO of Canyon Ranch Health and as member of other public company boards, Dr. Carmona is able to contribute to the management of the Company’s financial matters.

Risk Oversight & Management	Service on the Clorox Company and the Herbalife Company boards of directors provides valuable insight into public company corporate governance matters.

Relevant Political Background	Service as the former Surgeon General of the U.S. provides a unique insight into political matters.

Medical Expertise	As the Surgeon General of the U.S. as well as his extensive career in emergency medical services, provides him a deep understanding of health, safety and medicine.

Law Enforcement/Military Experience	Served as a law enforcement officer in his early career giving him insight into the challenges facing our primary customer.

Director Compensation

Members of the Board who are employees of the Company are not separately compensated for serving on the Board. Non-employee directors of the Company are paid $7,500 per quarter and are eligible to receive grants of restricted stock units (“RSUs”) of the Company’s stock. The Chair of the Board and the Chair of the Audit Committee receive an additional $2,500 per quarter, and the Chair of each of the Compensation, Litigation and Nominating and Governance Committees receive an additional $1,250 per quarter. Board members that provide any special Board advisory consultations in their official capacity as a Board member (other than Board and committee meetings) are paid compensation at the rate of $2,500 per day or $1,250 per half day, with no pay for travel days. All directors are reimbursed for reasonable expense incurred in connection with their attendance at meetings.

Annual grants of RSUs for incumbent directors are equal to $50,000 of the Company’s stock vesting over three years. The annual RSU awards typically are granted on the date of the Company’s annual stockholder’s meeting. Directors have the option of deferring all or a portion of their cash compensation into a non-qualified deferred compensation plan.

The following table summarizes the compensation paid to non-employee directors for the fiscal year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	Total ($)
Michael Garnreiter	$50,000	$50,000	$—	$—	$100,000
John S. Caldwell	30,000	50,000	—	—	80,000
Hadi Partovi	30,000	50,000	—	—	80,000
Mark W. Kroll	30,000	50,000	155,245	—	235,245
Judy Martz	35,000	50,000	—	—	85,000
Matthew R. McBrady	35,000	50,000	—	—	85,000
Richard H. Carmona	35,000	50,000	—	—	85,000

(1)	Amounts in this column represent the aggregate grant date fair value of RSUs, computed in accordance with stock-based compensation accounting rules (ASC Topic 718). The fair value of each RSU is the closing price of our common stock on the date of grant. Each non-employee director received an award of 5,862 RSUs on May 25, 2013. The awards vest in three equal installments on May 31, 2014, 2015 and 2016. Pursuant to SEC regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

The following table shows equity-based awards granted in 2013, the grant date fair value of RSUs granted in 2012 as well as the aggregate number of outstanding RSU and options outstanding. Prior to 2012, when the Company transitioned to the use of restricted stock units, non-employee directors received grants of options to acquire common stock under certain of the Company’s stock compensation plans.

	2013 Stock-based Awards
Name	Restricted Stock Units Granted	Grant Date	Grant Date Fair Value ($)	Aggregate Restricted Stock Units Outstanding	Aggregate Options Outstanding
Michael Garnreiter	5,862	05/23/2013	$50,000	12,062	82,214
John S. Caldwell	5,862	05/23/2013	50,000	12,062	105,827
Hadi Partovi	5,862	05/23/2013	50,000	12,062	58,171
Mark W. Kroll	5,862	05/23/2013	50,000	12,062	79,084
Judy Martz	5,862	05/23/2013	50,000	12,062	40,894
Matthew R. McBrady	5,862	05/23/2013	50,000	12,062	7,342
Richard H. Carmona	5,862	05/23/2013	50,000	12,062	106,124

(2)	Other compensation for Dr. Kroll represents fees for consulting services provided. See “Certain Relationships and Related Transactions – Consulting Services” below.
(3)	Non-employee directors have the option of participating in the non-qualified deferred compensation plan. During the third quarter of 2013, the Company implemented a non-qualified deferred compensation plan for certain executives, key employees and non-employee directors through which participants may elect to postpone the receipt and taxation of a portion of their compensation. All gains or losses are allocated fully to plan participants and the Company does not guarantee a rate of return on deferred balances. The Company does not make discretionary payments to the plan, but does match employee contributions based on the same-criteria as the Company’s 401k Plan. There were no above-market returns for participants in the plan.

Certain Relationships and Related Transactions

The Company does not maintain a written related transaction policy. It is the Company’s policy, however, that all related party transactions will be reviewed by its Board and the Audit Committee. The Company’s policies are evidenced by the respective meetings’ minutes that document such reviews. Further, it is the policy of the Board that all proposed transactions by the Company with its directors, officers, five-percent stockholders and their affiliates be entered into or approved only if such transactions are on terms no less favorable to the Company than it could obtain from unaffiliated parties, are reasonably expected to benefit the Company and are approved by the Audit Committee. The Audit Committee is authorized to consult with independent legal counsel at the Company’s expense in determining whether to approve any such transaction.

Consulting Services

The Company engages Mark Kroll, a member of the Board, to provide consulting services. The expenses related to these services were $0.2 million for each of the years ended December 31, 2013, 2012 and 2011. At December 31, 2013 and 2012, the Company had accrued consulting fees payable to Mr. Kroll of approximately $12,000 and $6,000, respectively.

Board Leadership Structure

The Company’s governance documents provide the Board with flexibility to select the appropriate leadership structure for the Company. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s stockholders. The current leadership structure is anchored by a non-management director as Chair of the Board. The Board believes this structure provides a very well-functioning and effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors.

•	Chairman of the Board: Michael Garnreiter

•	Chief Executive Officer: Patrick W. Smith

•	Lead Independent Director: Judy Martz

Meetings of the Board of Directors

During the year ended December 31, 2013, the Board held four meetings. During 2013, each director attended at least 75% of all Board and applicable committee meetings.

Committees of the Board of Directors

The Board of Directors maintains a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Litigation Committee.

The following table summarizes the current membership of our standing Board committees, and identifies the chair of each committee and the number of committee meetings held in fiscal 2013:

	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee		Litigation Committee
Number of Meetings	8		1		0		2
Director
John S. Caldwell	X		X
Michael Garnreiter	X	*	X		X		X
Hadi Partovi			X
Mark Kroll							X
Judy Martz	X		X		X		X	*
Matthew McBrady	X		X	*	X		X
Richard Carmona	X				X	*	X

X	= Member
*	= Chair

The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 exercises sole authority with respect to the selection of the Company’s independent registered public accounting firm and the terms of their engagement; reviews the policies and procedures of the Company and management with respect to maintaining the Company’s books and records; reviews with the independent registered public accounting firm, upon the completion of their audit, the results of the auditing engagement and any other recommendations the independent registered public accounting firm may have with respect to the Company’s financial, accounting or auditing systems; and reviews with the independent registered public accounting firm, upon the completion of their quarterly review of the Company’s financial statements, the results of the quarterly review and any other recommendations the independent registered public accounting firm may have in connection with such quarterly reviews. The Report of the Audit Committee for the year ended December 31, 2013 is included in this Proxy Statement.

The Compensation Committee determines salaries, stock and bonus awards and considers employment agreements for appointed officers of the Company, and prepares reports on these matters; considers, reviews and grants options and restricted stock units under the Company’s compensations plans and administers such plans; and considers matters of director compensation, benefits and other forms of remuneration. The Compensation Committee Report for the year ended December 31, 2013 is included in this Proxy Statement. See “Compensation Discussion and Analysis” for more information regarding the Compensation Committee.

The Nominating and Corporate Governance Committee is charged with identifying qualified candidates for nomination for election to the Board and nominating such candidates for election; and reviewing and making recommendation to the Board concerning the composition and size of the Board and its committees.

The Litigation Committee is responsible for reviewing and approving the settlement of certain litigation matters against the Company or its offers and directors to ensure the settlement is fair, reasonable and in the best interests of the Company’s stockholders. No member of the Litigation Committee was a named party in any pending litigation involving the Company.

The Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee have each adopted charters that govern their respective authority, responsibilities and operation. The charters of these committees are available on our website at http://investor.taser.com.

Audit Committee Financial Experts

The Board of Directors has determined that Messrs. McBrady and Garnreiter, independent directors of the Company, are both audit committee financial experts within the meaning of that term under applicable rules promulgated by the Securities and Exchange Commission. Information about the past business and educational experience of Messrs. McBrady and Garnreiter is included in this Proxy Statement under the heading “Proposal One: Election of Directors.” The Board has also determined that each current member of the Audit Committee is financially literate under the current listing standards of NASDAQ.

Director Independence

As of the date of this Proxy Statement, based upon the information submitted by each of its directors, the Board has made a determination that a majority of our current Board is independent as that term is defined by NASDAQ listing standards and that all of the members of our Board committees also meet any additional specific independence standards applicable to any committee on which such director serves, including the more stringent audit committee and compensation committee independence committee criteria. The following directors are currently deemed independent by the Board: John S. Caldwell, Michael Garnreiter, Judy Martz, Matthew McBrady, Richard Carmona and Hadi Partovi. Each of these directors is also a “non-employee director” (within the meaning of Rule 16b-3 under the Exchange Act) and all are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and related Treasury Regulations.

On Sept 9, 2013, the Board approved the acquisition of Familiar, Inc (“Familiar”), for $1.3 million in cash paid to the investors of Familiar, and $1.5 million in restricted stock to be issued amongst the Familiar owners. Mr. Partovi is a co-trustee of a family trust which was one of the investors in Familiar. Mr. Partovi brought Familiar to the attention of TASER management and the Board, as a potential acquisition target. At the time, Familiar already was in negotiations with numerous other potential acquirers. Because of his beneficial interest in the transaction, Mr. Partovi fully disclosed his investment before TASER commenced negotiations with Familiar, and recused himself from all aspects of the acquisition, particularly the Board discussions and the vote to approve the transaction. Prior to making an acquisition offer, TASER performed extensive due diligence on the acquisition independent of Mr. Partovi’s participation.

Mr. Partovi’s investment was fully disclosed in the transactional and closing documents prepared which were disclosed to and approved by the Board in advance of closing. The vehicle for the trust’s investment in Familiar was a convertible note of approximately $100,000, which was repaid in full, along with accrued interest, as part of the closing of the acquisition. The acquisition transaction did not result in any profit for Mr. Partovi beyond what he would have received had any of the other interested parties acquired Familiar. The Board considered the information described above and determined this transaction did not impair Mr. Partovi’s independence and he remains an independent director.

Patrick W. Smith is not independent because he is an executive officer of the Company and Mark Kroll is not independent because he provides consulting services to the Company (see “Certain Relationships and Related Transactions – Consulting Services”).

Board of Directors Role in Risk Oversight

The Company’s risk management process is intended to ensure that risks are taken knowingly and purposefully. As such, the Company’s executive management keeps the Board apprised by presenting results of the process to identify, assess, prioritize and address strategic, financial, operating, business, compliance, litigation, regulatory, safety, reputational and other risks to the Company. Executive management meets with the Board on a quarterly basis to address high priority risks and on an as-needed basis to evaluate and monitor emerging risks.

Code of Ethics

The Company has adopted a Code of Ethics which is applicable to all employees, directors and consultants of the Company. A copy of the Company’s Code of Ethics is published and available on the Company’s website http://investor.taser.com. The Company intends to disclose any future amendments or waivers to the Code of Ethics on the Company’s website within four business day following the date of such amendment or waiver, unless required by NASDAQ rules to disclose such event on Form 8-K.

Director Attendance at Annual Meetings of Stockholders

Directors are encouraged by the Company to attend each annual meeting of stockholders if their schedules permit. Six of our non-employee directors attended the 2013 Annual Meeting of Stockholders and a majority of the directors are expected to be in attendance at the 2014 Annual Meeting of Stockholders.

Stockholder Communications with Directors

Stockholders may communicate with members of the Board by mail addressed to the Chair, or any other individual member of the Board, to the full Board, or to a particular committee of the Board. In each case, such correspondence should be sent to the Company’s headquarters at 17800 North 85th Street, Scottsdale, AZ 85255. All stockholder communication will be forwarded to each individual member of the Board.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors reviews the Company’s financial reporting process on behalf of the Board. The Audit Committee has sole authority to retain, set compensation and retention terms for, terminate, oversee and evaluate the work of the Company’s independent auditor. The independent auditor reports directly to the Audit Committee.

The Company’s management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Grant Thornton LLP, the Company’s independent registered public accounting firm, is responsible for expressing an opinion based on their audits of the consolidated financial statements. In accordance with its written charter, the Audit Committee assists the Board of Directors in its oversight of (i) the integrity of the Company’s financial statements and the Company’s financial reporting processes and systems of internal control, (ii) the qualifications, independence and performance of the Company’s independent public accounting firm and the performance of the Company’s internal audit function, (iii) the Company’s compliance with legal and regulatory requirements involving financial, accounting and internal control matters, (iv) investigations into complaints concerning financial matters and (v) risks that may have a significant impact on the Company’s financial statements.

Further, the Audit Committee reviews reports prepared by management on various matters including critical accounting policies and issues, material written communications between the independent auditor and management, significant changes in the Company’s selection or application of accounting principles and significant changes to internal control procedures. It is not the duty or responsibility of the Audit Committee to conduct auditing and accounting reviews or procedures.

In discharging its oversight responsibilities with respect to the audit process, the Audit Committee (i) obtained from the independent public accounting firm a formal written statement describing all relationships between the independent public accounting firm and the Company that might bear on the independent public accounting firm’s independence consistent with the applicable requirements of the Public Company Accounting Oversight Board, (ii) discussed with the independent auditing firm any relationships that may impact its objectivity and independence, and (iii) considered whether the non-audit services provided to the Company by Grant Thornton LLP are compatible with maintaining their independence. The Audit Committee also discussed with the independent auditing firm their identification of audit risk, audit plans and audit scope, as well as all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 114, as amended, “The Auditor’s Communication with Those Charged with Governance” and Rule 2-07 of Regulation S-X “Communications with Audit Committees.”

The Audit Committee reviewed and discussed with management and its independent public auditors our annual audited financial statements and quarterly financial statements, including a review of the “Managements’ Discussion and Analysis of Financial Condition and Results of Operations” included in the Company’s Form 10-K and 10-Q filings, as well as the Company’s earnings press releases and information related thereto.

During fiscal year 2013, the Audit Committee met with representatives of the independent public accounting firm, both with management present and in private sessions without management present, to discuss the results of the financial statement audit and quarterly reviews and to solicit their evaluation of the Company’s accounting principles, practices and judgments applied by management and the quality and adequacy of the Company’s internal controls.

In performing the above described functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent public accounting firm, which, in the independent public accounting firm’s report, expresses an opinion on the conformity of the Company’s annual financial statements to accounting principles generally accepted in the United States.

Based upon the Audit Committee’s discussion with the Company’s management and Grant Thornton LLP, and the Audit Committee’s review of the representations of the Company’s management and the report of the independent public accountants to the Audit Committee, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The Audit Committee also approved the selection of Grant Thornton LLP as the Company’s independent auditor for the fiscal year 2014.

March 10, 2014

The Audit Committee:

Michael Garnreiter, Chair

Matthew R. McBrady

John S. Caldwell

Judy Martz

Richard Carmona

The foregoing Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by express reference therein.

EXECUTIVE COMPENSATION

Overview and Summary; Consideration of Prior Year Say on Pay Vote

TASER International, Inc. believes in competitive compensation aligned with the values, objectives and financial performance of the Company. In 2013, 2012 and 2011, a significant amount of our executives’ potential total compensation was tied to performance. The Compensation Committee considers the performance criteria for the Company’s performance-based compensation challenging, but achievable. For the years 2013 and 2012, performance-based targets were achieved. In 2011, the Company’s NEOs did not receive any non-equity incentive compensation as corporate profitability objectives were not met, although Jeffrey M. Kukowski received modest incentive compensation pursuant to his sales commission program.

At the 2013 Annual Meeting of Stockholders (“2013 Annual Meeting”), we presented to stockholders, for advisory approval, the Company’s executive compensation (“Say on Pay”). Of the 29,546,812 votes cast on the Say on Pay vote (including abstentions), 95% were favorable for our Say on Pay resolution. The Compensation Committee considered this favorable outcome and believed it conveyed our shareowner’s support of the Compensation Committee’s decisions and existing executive compensation programs. Consistent with this support, the Compensation Committee decided to retain the core design of our executive compensation programs for the remainder of 2013. Going into the 2014 compensation year, the Committee considered the approval and retained the core design but strengthened the long-term incentives to further align with shareholder interests as well as to continue to attract, retain and appropriately incent senior management. At the 2014 Annual Meeting of Stockholders, the Company will again hold the annual advisory vote to approve executive compensation. The Compensation Committee will continue to consider the results from this year’s and future advisory votes on executive compensation.

Named Executive Officers in 2014

See “Proposal One: Election of Directors” for biographical information for Patrick W. Smith, who is also a named executive officer of the Company.

Douglas E. Klint

Title: President and General Counsel

Joined TASER in 2002

Age: 62

Mr. Klint joined the Company in December 2002 as Vice President, General Counsel and held that position through February 2010 at which time he was promoted to President and General Counsel. Mr. Klint previously served as Vice President and General Counsel of Zycad Corporation, a publicly traded high technology company located in St. Paul, MN and Menlo Park, CA from 1984 to 1998, and Vice President and General Counsel of Aspec Technology, a publicly traded semi-conductor IP company located in Sunnyvale, CA, from 1998 to 1999 at which time he was promoted to President and CEO and continued in that role through 2001. Mr. Klint has a Bachelor of Arts Degree in Economics and Business Administration from Gustavus Adolphus College, and a Juris Doctor Degree from William Mitchell College of Law, cum laude. He is admitted to the Minnesota State Bar and the Arizona State Bar.

Daniel M. Behrendt

Title: Chief Financial Officer

Joined TASER in 2004

Age: 49

Mr. Behrendt joined the Company in May 2004 from Imperial Home Décor, after serving in a number of financial management positions for the Imperial Home Décor Group from 1998—2004, including Director of Financial Planning and Analysis, Vice President and Corporate Controller and finally, Senior Vice President and Chief Financial Officer. From 1995 to 1998, he served as the Manager of Business Planning and Analysis for Teledyne Fluid Systems, a division of Allegheny Teledyne. From 1991 to 1995, he served as Manager, Business Planning and Analysis for PCC Airfoils, Inc. From 1988 to 1991, Mr. Behrendt was a Financial Analyst for the Power Generation Group of Babcock and Wilcox, and from 1986 to 1988, he worked as an auditor for Arthur Andersen in their Cleveland, Ohio office. Mr. Behrendt holds a B.S. degree in Accounting, cum laude, from Mount Union College, a Masters of Business Administration degree from The Weatherhead School of Management at Case Western Reserve University and is a Certified Public Accountant.

Jeffrey M. Kukowski

Title: Chief Operating Officer

Joined TASER in 2010

Age: 45

Mr. Kukowski has previously served as Chief Executive Officer and Chief Marketeer for Sellit Social Commerce from 2009 to June 2010, Chief Operating Officer for Destinator Technologies (now Intrinsyc) from 2006 to 2009, Chief Solutions Officer for Cyclone Commerce (now Axway) from 1999 to 2005, and General Manager for RIMS (now Trizetto) from 1996 to 1999. As a co-founder of the Customer Retention Group in 1991, Mr. Kukowski has also worked for some of the leading technology companies in the world including Cognos (now IBM), Computer Associates, SPSS (now IBM) and others. Mr. Kukowski holds a B.A. degree in Economics from Northwestern University and a Masters of Business Administration from the University of Chicago.

Jason D. Droege

Title: President of EVIDENCE.com & Video Business Unit

Joined TASER in 2008

Age: 36

Mr. Droege previously was President of Gizmo5 Technologies (acquired by Google), Co-founder & President of The Back 9 Golf Co. and Co-founder & VP, Business Development of Scour.com (acquired by Centerspan Communications). Mr. Droege attended the University of California, Los Angeles where he majored in computer science. Mr. Droege left the Company on March 21, 2014.

Other Executive Officers

Marcus W. L. Womack

Title: General Manager of EVIDENCE.com & Video Business Unit

Joined TASER in 2013

Age: 37

Mr. Womack previously served as Co-Founder and Chief Executive Officer of Familiar, Inc. from 2011 through its purchase by TASER in October 2013. Prior to that, Mr. Womack was VP and General Manager at iLike Events & Ticketing from 2009 to 2011. From 2007 to 2009 Mr. Womack was Director of Product Management at iLike and from 2005 to 2007, Mr. Womack was the Lead Program Manager for Microsoft Xbox Live. Mr. Womack holds a B.A. degree from Pacific Lutheran University.

Each executive officer serves at the discretion of our Board of Directors and no officer is subject to an agreement that requires the officer to serve the Company for a specified number of years. With the exception of Mr. Droege, we have entered into employment-related agreements with each of the executive officers listed above. These agreements require notice of termination by the Company in certain situations that are described in further detail in this proxy statement under the heading “Compensation Discussion and Analysis – Employment Agreements and Other Arrangements.”

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis is to provide material information about our compensation objectives and policies and to explain and provide context for the material elements of the disclosure which follows in this proxy statement with respect to the compensation of our named executive officers (“NEOs”).

Introduction and Objectives

Processes and Procedures for Considering and Determining Executive Compensation

The Compensation Committee (in this section, the “Committee”) assists the Board of Directors (“Board”) in addressing matters relating to the fair and competitive compensation of our NEOs and non-employee directors, together with matters relating to our other benefit plans. During 2013, the Committee was composed of five independent directors: Judy Martz, Matthew R. McBrady, John S. Caldwell, Hadi Partovi and Michael Garnreiter. The Committee makes the sole decision regarding compensation for the Chief Executive Officer and each NEO.

The Committee met once in 2013. All Committee members were present for this meeting. To finalize the 2014 compensation structure, the Committee held three additional meetings in the first quarter of 2014.

Two members of management, Patrick W. Smith, Chief Executive Officer (“CEO”) and Daniel M. Behrendt, Chief Financial Officer (“CFO”), attended portions of the meeting. The agendas for these meetings were determined by the Committee members prior to the meetings. The Committee generally receives and reviews materials in advance of each meeting. Depending on the agenda for the particular meeting, materials may include:

•	Financial reports;

•	Reports on levels of achievement of corporate performance objectives;

•	Schedules setting forth the total compensation of the NEOs, including base salary, cash incentives, equity awards, perquisites and other compensation and any potential amounts payable to the NEOs pursuant to employment, severance and change of control agreements;

•	Summaries which show the NEOs’ total accumulated stock option holdings;

•	Information regarding compensation paid by comparable companies identified in executive compensation surveys; and,

•	Reports from Compensation Committee consultants.

The Committee’s primarily responsibilities are to:

•	Review and approve corporate goals and objectives relevant to the compensation of NEOs, evaluate the performance of the NEOs in light of these goals and objectives and determine and approve the compensation level of NEOs based on that evaluation;

•	Evaluate and establish the incentive components of the CEO’s compensation and related bonus awards, taking into account the Company’s performance and relative stockholder return, the value of similar incentive awards to CEOs at comparable companies, the services rendered by the CEO and the awards given to the CEO in past years;

•	Review and approve the design of the compensation and benefit plans that pertain to the CEO and other NEOs who report directly to the CEO;

•	Administer equity-based plans, including stock incentive plans;

•	Approve the material terms of all employment, severance and change of control agreements for NEOs;

•	Retain compensation consultants and firms as necessary, or appropriate, on an advisory basis to establish comparator groups, benchmarking and targets for compensation related matters;

•	Recommend to the Board the compensation for Board members, such as retainers, committee fees, chair fees, stock awards and other similar items;

•	Provide oversight regarding the Company’s benefit and other welfare plans, policies and arrangements;

•	Prepare the Compensation Committee report to be included in the Company’s annual proxy statement and Annual Report on Form 10-K filed with the SEC; and

•	Review and discuss with management the Compensation Discussion and Analysis and based on such review and discussion, recommend to the Board approval to include the Compensation Discussion and Analysis in the Annual Report on Form 10-K or in the proxy statement.

The Committee’s charter reflects these responsibilities, and the Committee and the Board periodically review and revise the charter. The full text of the Compensation Committee charter is available on our website at http://investor.taser.com.

Role of Management and Consultants in Determining Executive Compensation

Our executive management supports the Committee in carrying out its responsibilities by preliminarily outlining compensation levels for NEOs, administering our benefit and other welfare plans and providing data to the Committee for analysis. Annually, compensation is initially proposed by the CEO for each executive (excluding the CEO), consisting of base salary, annual and long-term performance-based compensation and long-term equity compensation, which is then provided to the Committee for review and approval.

Our Committee has sole authority to engage the services of outside consultants and advisors, as it deems necessary or appropriate in the discharge of its duties and responsibilities. The Committee has budgetary authority to authorize and pay for the services of outside consultants, and the consultants report directly to the Committee. In December 2013, and through the first quarter of 2014, the Committee engaged Aon Hewitt as a compensation consultant. The Committee did not engage any other advisor in 2013 or 2014. For use in the design of the 2014 compensation structure, Aon Hewitt has provided research, data analyses, benchmarking and design expertise in developing compensation programs for executives. Prior to the retention of Aon Hewitt, the Committee assessed Aon Hewitt’s independence, taking into consideration all relevant factors, including the factors specified by NASDAQ. The Committee believes that Aon Hewitt has been independent throughout its service and there is no conflict of interest between Aon Hewitt and the Committee.

The Committee retained Aon Hewitt to perform a review of the compensation for our executive positions, including: base salaries, total cash compensation (salary plus bonuses), total direct compensation (total cash plus long-term incentives plus other annual compensation), as well as the composition of total direct compensation for 2014. Aon Hewitt worked with the Committee to develop the new long-term incentive methodologies implemented in 2014. The Committee also evaluated compensation data and plan design information from national surveys and other public companies.

Peer Comparator Group

The scope of Aon Hewitt’s review included determining an appropriate comparator group to compare the Company’s executive compensation to, based primarily on the following criteria: Industry and Global Industry Classification (“GICS”) code, revenue, EBITDA, market capitalization, and number of employees. Aon Hewitt selected companies in both manufacturing and technology to match the evolving nature of TASER’s business. Companies selected typically had annual sales between $60 million and $230 million, with market capitalization of $450 million to $2.5 billion. Total employees of the comparator companies were targeted at between 300 and 700. In addition to the comparator group, Aon Hewitt gathered benchmark data for the Committee’s review from the manufacturing and technology industries with similar revenue.

The comparator group recommended by Aon Hewitt and subsequently considered by the Committee when reviewing executive compensation is as follows:

AeroVironment, Inc.	IntraLinks Holdings, Inc.	SIFCO Industries Inc.
Astronics Corp.	Limelight Networks, Inc.	Smith Micro Software Inc.
CalAmp Corp.	LogMein, Inc.	Sparton Corp.
Carbonite, Inc.	Numerex Corp.	The KEYW Holding Corp.
CPI Aerostructures Inc.	Proofpoint, Inc.	VASCO Data Security International, Inc.
Guidance Software, Inc.	Qumu Corp.

The Company’s previous 2012 and 2013 comparator group consisted of:

Acme Packet, Inc.	J2 Global Communications, Inc.	VASCO Data Security International, Inc.
Amerigon, Inc.	NuVasiv, Inc.	Zoltek Companies
Blue Coat Systems, Inc.	Sigma Designes, Inc.
Cephaid, Inc.	Smith & Wesson Holding Corp.
Concur Technologies, Inc.	Spectranetics Corp.
Faconstor Software, Inc.	Ultimate Software Group, Inc.

Our Compensation Philosophy

The Committee is in place to address matters relating to the fair and competitive compensation of our NEOs and non-employee directors, together with matters relating to our other benefit plans. The Committee believes that executive compensation should be aligned with the values, objectives and financial performance of the Company.

Objectives of NEO compensation include:

•	Attract and retain highly qualified individuals who are capable of making significant contributions critical to our long-term success;

•	Promote a performance-oriented environment that encourages Company and individual achievement;

•	Reward NEOs for long-term strategic management and the enhancement of stockholder value;

•	Strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is dependent upon the achievement of specified corporate and personal performance goals; and

•	Align long-term management interests with those of stockholders, including long-term at-risk pay.

Our Compensation Programs

We utilize various non-cash compensation programs, in addition to traditional cash-based compensation methods. Specifically, we have utilized stock-based awards.

The principal components of compensation in 2013 for our NEOs consist of the following:

•	Annual salary;

•	Annual performance-based incentive plans, comprised of:

•	Commissions on sales growth and bookings; and

•	Performance-based restricted stock units (“PSU“s); and

•	Long-term service-based equity compensation in the form of restricted stock units (“RSUs”).

Any decision to materially increase compensation is based upon the objectives listed above, taking into account all forms of compensation, as well as based upon individual achievement of performance goals. These goals include revenue and pretax earnings targets as well as specific management tasks. Decisions regarding the CEO’s compensation are made by the Committee and reflect the same considerations used for the other NEOs.

For 2014, the Company is implementing certain changes to its compensation structure. The principal change is the introduction of an annual cash incentive bonus rather than annual incentive PSUs. The Committee has not adopted any claw-back policies, nor does it have any executive stock ownership requirements.

Benchmarking

It is the Committee’s intent that the total compensation for our NEOs be targeted between the 50th and the 75th percentile in relation to our established comparator group and the Committee is working to ensure that over time our compensation becomes more consistent with this goal. The Committee believes that targeting this range will reflect competitive market pay practices and our current compensation philosophy, which balances our “pay for performance” strategy with our desire to offer competitive compensation with respect to our comparator group, thus allowing us to attract and retain management talent.

Because our NEO total compensation was below the targeted range going into 2013, the Committee increased the total direct compensation of our NEOs to bring them into the target range for the comparator group in 2013. Base salaries in 2013 remained the same as 2012, but targeted incentive compensation and long-term equity were increased.

Based upon the analysis of the pay practices of our comparator group provided by Aon Hewitt in early 2014, total target direct compensation for 2013 for our CEO fell 36% below the median of our established comparator group, and 42% below the 75th percentile for the group, with other executive positions below the comparator group 75th percentile as well. Because it is the Committee’s intent that total compensation for our NEOs be targeted between the 50th and 75th percentile in relation to our established comparator group, the compensation packages for our NEOs were revised for 2014. Each category of compensation was reviewed by the Committee to ensure NEO compensation components meet the objectives outlined above. The table below compares the Company’s NEOs’ target total direct compensation to our comparator group:

	2013 Total Target Direct Compensation	Comparator Group 50th Percentile (1) (2)	Comparator Group 75th Percentile (1) (2)	2014 Total Target Direct Compensation
Patrick W. Smith	$980,324	$1,532,000	$1,699,000	$1,350,000
Daniel M. Behrendt	755,259	776,000	911,000	875,000
Douglas E. Klint	755,259	749,000	898,000	900,000
Jeffrey M. Kukowski	495,126	901,000	901,000	700,000
Jason D. Droege (3)	495,131	900,000	1,189,000	n/a

(1)	Aon Hewitt’s analysis was primarily based on 2012 amounts, as reported by comparator group companies.
(2)	Positions and responsibilities reported for NEOs of comparator group companies varied, with not all companies reporting data for positions similar in nature and scope to those of TASER NEOs (other than CEO and CFO). Aon Hewitt used its professional judgment in calculating comparator group information by role, using blends of reported positions and excluding certain comparator group companies from comparisons when appropriate. Only four of the comparator companies had NEOs who had similar roles to Mr. Kukowski; as such the average is presented in the table above.
(3)	Mr. Droege left the Company on March 21, 2014.

The following tables show the composition of each NEO’s total target direct compensation for 2013 and 2014:

			Annual Target Incentive						Target Total
			Compensation		Long-term Target Incentive		Long-term Equity		Direct
2013	Annual Salary		(1) (2)		Compensation		Compensation (2)		Compensation
Name	$	% of Total	$	% of Total	$	% of Total	$	% of Total	$
Patrick W. Smith	$280,000	28.6%	$450,004	45.9%	$—	—	$250,320	25.5%	$980,324
Daniel M. Behrendt	280,000	37.1%	275,003	36.4%	—	—	200,256	26.5%	755,259
Douglas E. Klint	280,000	37.1%	275,003	36.4%	—	—	200,256	26.5%	755,259
Jeffrey M. Kukowski (3)	220,000	44.5%	174,998	35.3%	—	—	100,128	20.2%	495,126
Jason D. Droege (3)	220,000	44.5%	175,003	35.3%	—	—	100,128	20.2%	495,131

(1)	Presented at target levels. Actual results for 2013 exceeded targets, resulting in cash bonuses for Messrs. Smith, Behrendt, Klint, Kukowski and Droege in the amounts of $51,970, $31,759, $31,759, $8,662 and $11,549. These bonuses were paid in March 2014. See further discussion following under “Performance-based Incentive Plans.” Included in Mr. Kukowski’s and Mr. Droege’s target incentive compensation are commissions based on sales growth and bookings, respectively. These commissions are paid quarterly. Target commissions for Mr. Kukowski and Mr. Droege were $100,000 and $75,000, respectively. Earned commissions for Mr. Kukowski and Mr. Droege, were $123,795 and $72,460, respectively.

(2)	The value of the PSUs and RSUs is based on the grant-date fair value.
(3)	Mr. Droege left the Company on March 21, 2014. His positioned was assumed by Marcus Womack. Please see discussion around Mr. Womack’s compensation at the end of the Compensation Discussion and Analysis.

			Annual Target Incentive		Long-term Target Incentive		Long-term Equity		Target Total Direct
2014	Annual Salary (1)		Compensation (2)		Compensation		Compensation (2)		Compensation
Name	$	% of Total	$	% of Total	$	% of Total	$	% of Total	$
Patrick W. Smith	$350,000	25.9%	$250,000	18.5%	$450,000	33.3%	$300,000	22.2%	$1,350,000
Daniel M. Behrendt	300,000	34.3%	150,000	17.1%	255,000	29.1%	170,000	19.4%	875,000
Douglas E. Klint	300,000	33.3%	175,000	19.4%	255,000	28.3%	170,000	18.9%	900,000
Jeffrey M. Kukowski	235,000	33.6%	205,000	29.3%	160,000	22.9%	100,000	14.3%	700,000

(1)	Annual salary effective February 1, 2014.
(2)	The value of the PSUs and RSUs is based on the grant-date fair value.

Annual Salary

Salaries for NEOs are reviewed annually, as well as at the time of a promotion or other changes in responsibilities. Consistent with our goal for overall compensation, annual salary is targeted in the 50th to 75th percentile of compensation paid to executives with similar levels of responsibility within our comparator group. Individual executives may be paid higher or lower than this target pay at the discretion of the Committee depending on facts; such as, tenure with the Company, results of personal, department and corporate performance, complexity of the business unit managed, and the perceived detrimental effects to the Company that may result from such executive’s departure. The base salaries of our NEOs, other than the CEO, were proposed by the CEO, established by the Committee and approved by the independent directors after considering compensation salary trends, overall level of responsibilities, total performance and compensation levels for comparable positions in the market for executive talent based on salary surveys and compensation data from comparator group companies. In 2013, the Committee increased other parts of the total compensation but ultimately chose to keep the 2013 base salaries at the same level as 2012 for the Company’s NEOs. When creating the 2014 executive compensation plan, the Committee considered the fact that base salaries remained the same in 2013 as 2012, but also considered the new information presented by Aon Hewitt in regards to the base salaries and total cash compensation of the new comparator group.

After considering the above, effective February 1, 2014, the Committee increased the base salaries of our NEOs as follows:

	2013 Salary ($)	2014 Salary ($)
Patrick W. Smith	280,000	350,000
Daniel M. Behrendt	280,000	300,000
Douglas E. Klint	280,000	300,000
Jeffrey M. Kukowski	220,000	235,000
Jason D. Droege	220,000	n/a

Performance-based Incentive Plans

The objective of the annual incentive cash bonus plan and the use of equity-based awards in the form of PSUs have been to provide executives with a competitive total compensation opportunity, as well as to align executive rewards with results.

2013 Structure

In 2013, the annual performance-based incentive compensation for NEOs was structured in the form of PSUs. The Committee determined the dollar value of the target incentive to award to each NEO. That dollar value target for each NEO was then divided by the stock price on or near the date of grant to calculate the target number of PSUs to award at various attainment levels. The Committee combined annual performance metrics with a two-year service period for one half of the grant for the purpose of accomplishing two goals: aligning executive rewards with short-term financial results, and incentivizing executives to remain with the Company. The maximum number of PSUs that could be awarded was based on achievement of target metrics.

Based on 2013 results, the Company’s NEOs earned 112% of their targeted incentive plan. As such, half of the performance-based RSUs awarded in 2013 vested in February 2014 and the remaining half will vest in February 2015, subject to continued employment. The Company’s NEOs also received cash bonuses related to the portion of their 2013 incentive plans that was earned by exceeding target. These bonuses were paid in the first quarter of 2014. In addition, Mr. Kukowski and Mr. Droege received additional compensation pursuant to their sales commissions programs, which totaled $123,795 and $72,459, respectively. The corporate goals were set as follows for 2013:

2013 Performance-Based Incentive Plans Metrics
Metric	Target	Actual	Weight	Achievement
Revenue (millions)	$132	$138	35%	38%
Modified Operating Income (millions) (1)	28	31	35	45
International Sales (millions)	26	22	10	9
AXON & EVIDENCE.com Bookings	15	14	10	10
TASER Weapons Upgrade Statistics	33,000	33,000	10	10
Actual Attainment/Plan Payout			100%	112%

(1)	Modified as determined by the Compensation Committee

2014 Structure

In 2014, after consideration of comparator group practices and recommendations from Aon Hewitt on long-term incentive compensation design, the Committee revised the structure and composition of the NEOs Performance-based Incentive Plans. The 2014 structure includes: an annual cash bonus component; PSUs that cliff vest based on three-year revenue goals; and, for Mr. Klint and Mr. Kukowski, sales-based commissions, paid quarterly. Each component is designed to incentivize specific Company goals.

Attainment of the 2014 annual cash bonus is based on the achievement of annual financial goals, including goals related to: consolidated revenue, net income, AXON and EVIDENCE.com bookings (as defined in SEC filings), operating income for the TASER Weapons segment and international revenue. The Committee believes the criteria for the annual cash bonus are challenging, but achievable. Sales commissions are earned based upon specific sales targets for each eligible NEO. Because the cash bonus and sales commissions are tied to metrics such as sales growth and other operating results, the Committee has not set a maximum amount that can be paid under the plans for the NEOs.

The amount of PSUs that will ultimately vest, if any, is based upon the compounded annual revenue growth rates for the total Company and the Video & EVIDENCE.com segment (excluding TASER Cam) compared to target for the three-year period ending December 31, 2016. Earned PSUs cliff vest at the end of that period. Should actual performance metrics exceed targeted metrics, executives will receive additional PSUs, for a total of up to 200% of target. The Committee decided to introduce sales targets related to three-year growth rates to promote and reward the achievement of long term objectives and long-term strategic planning by our NEOs.

Terms and conditions of the Performance-based Incentive Plans for NEOs are established by the Committee early in the fiscal year. The following table sets forth the target Performance-based incentive compensation for the years ended December 31, 2013 and 2014.

	Performance-based Incentive Plans - 2013 Target
	Sales		Grant Date
Named Executive	Commissions	PSUs (1)	Fair Value	Total 2013
Patrick W. Smith	$—	50,336	$450,004	$450,004
Daniel M. Behrendt	—	30,761	275,003	275,003
Douglas E. Klint	—	30,761	275,003	275,003
Jeffrey M. Kukowski	100,000	8,389	74,998	174,998
Jason D. Droege (2)	75,000	11,186	100,003	175,003

	Performance-based Incentive Plans - 2014 Target
	Sales		Grant Date
Named Executive	Commissions	PSUs (3)	Fair Value	Total 2014
Patrick W. Smith	$—	24,899	$450,000	$700,000
Daniel M. Behrendt	—	14,104	255,000	405,000
Douglas E. Klint	125,000	14,104	255,000	430,000
Jeffrey M. Kukowski	205,000	8,850	160,000	365,000

(1)	Achievement based on annual target metrics.
(2)	Mr. Droege left the Company on March 21, 2014.
(3)	Achievement based on three-year, long-term target metrics.

Long-Term Service-Based Equity Compensation

The Committee believes that service-based equity compensation with multi-year vesting periods ensures that our NEOs will have a continuing stake in our long-term success. As such, the Committee has implemented, with Board and stockholder approval, the 2013 Stock Incentive Plan (the “2013 Plan”) that allows the Committee to grant stock-based awards to officers, and other key employees. The Committee believes the granting of such awards, which generally vest over a three-year service period, aligns those individuals’ interests with those of stockholders, motivates executives to make strategic long-term decisions, and better enables the Company to attract and retain capable directors, executives and key employees.

In determining the total number of units to award to each NEO, the Compensation Committee considers, among other things, the strategic objectives of the Company over the next three years, and the practice of comparator group companies. The following table sets forth the service-based RSU awards made to our NEOs in January 2013 and February 2014:

	2013 Awards		2014 Awards
	Number of		Number of
	Service-based	Grant Date	Service-based	Grant Date
Named Executive	RSUs Awarded	Fair Value	RSUs Awarded	Fair Value
Patrick W. Smith	28,000	$250,320	16,593	$300,000
Daniel M. Behrendt	22,400	200,256	9,403	170,000
Douglas E. Klint	22,400	200,256	9,403	170,000
Jeffrey M. Kukowski	11,200	100,128	5,531	100,000
Jason D. Droege	11,200	100,128	n/a	n/a

Other Long-term Performance-based Equity Compensation

In addition to the PSUs granted in conjunction with the performance-based incentive plans described above, the Committee has, from time-to-time, approved performance-based equity awards to certain of our NEOs in keeping with the Committee’s goals to align the long-term interests of management with the Company’s stockholders. Generally, these awards vest upon the achievement of performance milestones in the NEOs area of the business. The Committee’s intention in awarding these grants has been to incentivize and reward the achievement of significant long-term strategic goals.

The following table sets forth information concerning other long-term performance-based equity compensation awards which were either vested during 2013 or still have potential to vest. In determining the performance criteria for each NEO’s performance-based stock option award, the Committee considered, among other things, the strategic objectives of the Company and the executive’s ability to influence the performance criteria. The Committee believes that the performance targets described below are challenging, but achievable.

Name	Grant Date	Options/PSUs	Performance Criteria	Vesting Provisions	Vesting Status
Patrick W. Smith	12/22/2008	100,000	Specified annual sales level of new products introduced after 9/30/08, subject to further contribution margin criteria.	Fully vested in January following the fiscal year in which criteria is achieved.	Criteria met in December 2013. Options vested January 2014.

Patrick W. Smith	12/22/2008	100,000	Targeted annual operating income as a percentage of sales	Fully vested in January following the first fiscal year in which criteria is achieved.	Criteria met in December 2013. Options vested January 2014.

Douglas E. Klint	12/22/2008	25,000	Complete risk management meetings with 25 top U.S. law enfocement agencies.	Fully vested in January following the fiscal year in which criteria is achieved.	Options did not vest in 2013. Management does not expect the performance criteria to be met.

Jason D. Droege (1)	11/17/2008	25,000	Specified annual sales level of specified Video segment products	Fully vested in January following the fiscal year in which criteria is achieved.	Criteria met in December 2013. Options vested January 2014.

Jason D. Droege (1)	1/3/2011	8,000	Specified quarter margin contribution, in dollars, of specified Video Segment products, subject to further contribution margin criteria.	Fully vested in the month following the fiscal quarter in which criteria is achieved.	Options did not vest in 2013. Management does not expect the performance criteria to be met

Jason D. Droege (1)	1/3/2011	9,000	Specified quarter margin contribution, in dollars, of specified Video Segment products, subject to further contribution margin criteria.	Fully vested in the month following the fiscal quarter in which criteria is achieved.	Options did not vest in 2013. Management does not expect the performance criteria to be met
Jason D. Droege (1)	1/3/2011	8,000	Specific non-financial performance metric related to successful product integration.	Fully vested in the month following the achievement of the specified criteria.	Criteria Met in September 2013. Options vested October 2013.

(1)	These performance-based grants for Jason Droege were granted prior to his becoming an NEO. Mr. Droege left the Company on March 21, 2014.

Employment Agreements and Other Arrangements

In 1998, the Company entered into an employment agreement with Patrick W. Smith pursuant to which he agreed to serve as its Chief Executive Officer.

In December 2002, the Company entered into an employment agreement with Douglas E. Klint pursuant to which he agreed to serve as its General Counsel. In February 2010, Mr. Klint assumed the role of President and General Counsel.

In May 2004, the Company entered into an employment agreement with Daniel M. Behrendt pursuant to which he agreed to serve as its Chief Financial Officer.

In November 2011, the Company entered into an employment agreement with Jeffrey M. Kukowski pursuant to which he agreed to serve as its Chief Marketing Officer. In June 2013, Mr. Kukowski was promoted to Chief Operating Officer.

The Company may terminate each of these officers with or without cause. The conditions or events triggering the payment of severance benefits include the executive’s death, disability, termination without cause, or a change in control of the Company (i.e., double trigger). Conditions to the payment of severance benefits include covenants relating to assignment of inventions, nondisclosure of Company confidential information, and non-competition with the Company for a period of 18 months after termination of employment without cause or change in control of the Company. The table below depicts the severance payable to each NEO under the conditions indicated:

	Termination	Termination	Termination due to
Name	with Cause	without Cause	Change in Control	Death or Disability
Patrick W. Smith	2 months salary	12 months salary	24 months salary	18 months salary
Daniel M. Behrendt	2 months salary	12 months salary	24 months salary	18 months salary
Douglas E. Klint	2 months salary	12 months salary	24 months salary	18 months salary
Jeffrey M. Kukowski	1 month salary	6 months salary	6 months salary	6 months salary
Jason D. Droege	1 month salary	6 months salary	6 months salary	6 months salary

Depending upon the triggering event for termination of employment, non-vested stock options previously granted may be subject to accelerated vesting. In addition, all non-vested RSUs and PSUs may immediately vest and restrictions would lapse. Accelerated vesting conditions are as follows:

•	Termination with cause: no accelerated vesting

•	Termination without cause and Termination due to Death or Disability: acceleration of all awards that vest based on service requirements only.

•	Change in Control: acceleration of all awards

The severance benefit amounts with respect to the above triggering events were determined based on competitive practices. The Company agreed to pay these variable amounts of compensation as severance benefits or change of control benefits in order to attract and retain NEOs

The table below reflects the severance compensation that would be provided to each of the NEOs of the Company assuming the termination of such executive’s employment occurred on December 31, 2013.

	Voluntary		Termination
Named Executive Officer	Termination By Executive	Termination with Cause	without Cause (1)	Change of Control (1)	Death or Disability (1)
Patrick W. Smith	$—	$46,667	$931,398	$2,670,293	$1,071,398
Daniel M. Behrendt	—	46,667	865,769	1,983,185	1,005,769
Douglas E. Klint	—	46,667	865,769	2,261,435	1,005,769
Jeffrey M. Kukowski	—	18,333	566,945	700,162	566,945
Jason D. Droege	—	18,333	502,384	870,077	502,384

(1)	Includes the intrinsic value of non-vested stock options which would immediately vest and become exercisable as well as the value of non-vested PSUs and RSUs which would immediately vest and restrictions would lapse.

The value of option acceleration is equal to the difference between the $15.88 closing market price of shares of the Company’s common stock on December 31, 2013 (the last trading day in fiscal 2013), and the weighted average exercise price of awards with an exercise price less than the market price times the number of share subject to such options that would accelerate.

The value of restricted stock unit acceleration is equal to the $15.88 closing market price of share of the Company’s common stock on December 31, 2013, multiplied by the number of units that would accelerate.

The following table shows the value of the accelerated vesting as described above.

Name	Total Service- based Award Acceleration	Total Performance- based Award Acceleration	Total Acceleration
Patrick W. Smith	$651,398	$1,458,896	$2,110,293
Daniel M. Behrendt	585,769	837,416	1,423,185
Douglas E. Klint	585,769	1,115,666	1,701,435
Jeffrey M. Kukowski	456,945	133,217	590,162
Jason D. Droege	392,384	367,694	760,077

Marcus Womack Promotion and Compensation Discussion

Mr. Womack assumed the position of General Manager of EVIDENCE.com, on March 6, 2014 upon the resignation of Mr. Droege. We anticipate Mr. Womack will be an NEO for the year ended December 31, 2014. Mr. Womack was joined the Company in October 2013 as part of the Familiar acquisition. Through that transaction, Mr. Womack received 28,132 shares of restricted stock and a signing bonus of $60,000. He also received service-based RSUs with a grant date fair value of $675,000 and an additional grant of PSUs with a grant date fair value of $450,000. The PSUs have conditions specifying that 50% vest with the launch of the approved next generation product for EVIDENCE.com and the other 50% vest when the approved next generation product achieves pre-defined sales objectives. Effective March 6, 2014, Mr. Womack will receive an annual salary of $235,000 and a targeted annual cash incentive bonus of $75,000. As part of his promotion, Mr. Womack received an additional grant of long-term PSUs with a grant date fair value of $250,000. These PSUs are contingent on the same metrics as the other NEOs as previously discussed. Mr. Womack does not have an executive employment agreement at the time of this filing.

Perquisites and Other Personal Benefits

We do not provide our NEOs with significant perquisites or other benefits, except for Company matching contributions to our defined contribution benefit plans and health care benefits that are widely available to employees. The Committee periodically reviews the levels of perquisites and other benefits that could be provided to the NEOs.

Compensation Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) imposes a limit on tax deductions for annual compensation in excess of $1.0 million paid to the NEOs. This provision excludes certain forms of “performance-based compensation,” including stock-based awards, from the compensation taken into account for purposes of that limit. The Committee believes that the performance-based incentive plans are “performance-based” within the meaning of Section 162(m). The Committee believes that it is desirable for executive compensation to be fully tax deductible. However, whenever the Committee’s judgment would be consistent with the objectives for which compensation is paid, we will compensate our NEOs fairly in accordance with our compensation philosophy, regardless of the anticipated tax treatment. The Committee will from time-to-time continue to assess the impact of Section 162(m) of the Code on its compensation practices and will determine what further action, if any, may be appropriate in the future.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on these reviews and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the this Proxy Statement.

The Compensation Committee:

Matthew R. McBrady, Chair

Judy Martz

John S. Caldwell Michael Garnreiter Hadi Partovi

The foregoing Compensation Committee Report will not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and will not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Compensation Committee is, or was during or prior to fiscal 2013, an officer or employee of the Company or any of its subsidiaries. None of the Company’s executive officers serves as a director or member of the compensation committee of another entity in a case where an executive officer of such other entity serves as a director or member of the Compensation Committee.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (6)		Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)		Total ($)
Patrick W. Smith	2013	$312,488	(6)	$—	$700,324	$—	$51,970	$—	$12,138		1,076,920
Chief Executive Officer	2012	280,000		—	543,451	—	63,750	—	11,600		898,801
	2011	265,000		—	—	—	—	—	11,344		276,344
Daniel M. Behrendt	2013	311,985	(6)	—	475,259	—	31,759	—	14,789		833,792
Chief Financial Officer	2012	280,000		—	336,418	—	33,750	—	11,600		661,768
	2011	255,000		—	—	166,200	—	—	11,600		432,800
Douglas E. Klint	2013	298,393	(6)	—	475,259	—	31,759	—		*	805,411
President, General Counsel	2012	280,000		—	336,418	—	6,750	—		*	623,168
	2011	255,000		—	—	166,200	—	—		*	421,200
Jeffrey M. Kukowski (5)	2013	242,423	(6)	—	175,126	—	132,457	—	11,926		561,932
Chief Marketing Officer	2012	220,000		—	103,509	—	156,105	—	11,858		491,472
	2011	200,000		—	—	—	23,574	—		*	223,574
Jason D. Droege (5)	2013	239,739	(6)	—	200,131	—	84,008	—	10,811		534,689
General Manager of EVIDENCE.COM	2012	220,000		—	103,509	—	67,027	—		*	390,536

Less than $10,000 is denoted by *

(1)	The amounts in these columns reflect the aggregate grant date fair value for RSUs and stock options computed in accordance with stock-based accounting rules (ASC Topic 718). Pursuant to SEC regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Assumptions included in the calculation of this amount for the fiscal year ended December 31, 2013 is included in footnote 1q to our financial statements for the fiscal year ended December 31, 2013, included in our Annual Report on Form 10-K filed with the SEC.
(2)	In 2013, all the Company’s NEOs received non-equity incentive compensation as a result of exceeding target metrics around sales and other operating measures. Their 2013 incentive compensation was provided in PSUs up to 100% of target, with any additional amounts due in cash. In addition, Mr. Kukowski and Mr. Droege earned sales-related commissions of $123,795 and $72,459, respectively. In 2012, Messrs. Smith, Behrendt and Klint received non-equity incentive compensation as a result of exceeding target metrics around sales and other operating measures. Their 2012 incentive compensation was provided in PSUs up to 100% of target, with any additional amounts due in cash. The amounts reported for Mr. Kukowski and Mr. Droege represent sales-related commissions. In 2011, the Company’s NEOs, excluding Mr. Kukowski, did not receive non-equity incentive compensation as corporate profitability objectives were not met. Mr. Kukowski earned sales-related commissions.
(3)	During the third quarter of 2013, the Company implemented a non-qualified deferred compensation plan for certain executives, key employees and non-employee directors through which participants may elect to postpone the receipt and taxation of a portion of their compensation. All gains or losses are allocated fully to plan participants and the Company does not guarantee a rate of return on deferred balances. The Company does not make discretionary payments to the plan, but does match employee contributions based on the same-criteria as the Company’s 401k Plan. There were no above-market returns for participants in the plan, as such, no amounts are reported here.
(4)	Other compensation consists of 401(k) and Health Savings Account matching.
(5)	In November 2011, Mr. Kukowski assumed the role of Chief Marketing Officer, and was subsequently promoted to Chief Operating Officer. In February 2012, Mr. Droege assumed the role of President of EVIDENCE.COM. Mr. Droege left the Company on March 21, 2014.
(6)	In 2013, the Company discontinued its PTO program for non-exempt employees, moving to an honor program and subsequently paid each employee his PTO balance in cash. This figure for each NEO is included in the Salary column.

2013 GRANTS OF PLAN-BASED AWARDS

The following table shows information about awards made under various compensation plans during 2013:

		Estimated future payouts under non-equity incentive plan awards						Estimated future payouts under equity incentive awards						All other stock awards: Number of shares of stock or units (3) (#)	Grant date fair value of stock and option awards ($) (4)
Name	Grant Date	Threshold ($)		Target ($)		Maximum ($)		Threshold (#)		Target (#)		Maximum (#) (4)
Patrick W. Smith	1/2/2013	—		—		—		—		—		—		28,000	$250,320
	1/2/2013	—	(1)	—	(1)	—	(1)	2,517	(1)	50,336	(1)	50,336	(1)	—	450,004
Daniel M. Behrendt	1/2/2013	—		—		—		—		—		—		22,400	200,256
	1/2/2013	—	(1)	—	(1)	—	(1)	1,538	(1)	30,761	(1)	30,761	(1)	—	275,003
Douglas E. Klint	1/2/2013	—		—		—		—		—		—		22,400	200,256
	1/2/2013	—	(1)	—	(1)	—	(1)	1,538	(1)	30,761	(1)	30,761	(1)	—	275,003
Jeffrey M. Kukowski	1/2/2013	—		—		—		—		—		—		11,200	100,128
	1/2/2013	—	(1)	—	(1)	—	(1)	419	(5)	8,389	(5)	8,389	(5)	—	74,998
		—		100,000	(2)	100,000	(2)
Jason D. Droege	1/2/2013	—		—		—		—		—		—		11,200	100,128
	1/2/2013	—	(1)	—	(1)	—	(1)	559	(5)	11,186	(5)	11,186	(5)	—	100,003
		—		75,000	(2)	75,000	(2)

(1)	Represents the threshold and target number of performance-based RSUs awarded in January 2013. Upon meeting performance criteria one-half vest in February 2014 and the second half vest in February 2015, subject to continued employment. The maximum number of RSUs that may be awarded equals target. Should actual performance exceed the target award level, executives are entitled to receive additional bonus in the form of cash. Such additional cash incentive awards earned in 2013 are reported in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table presented previously.
(2)	Messrs. Kukowski and Droege earn commissions based on sales growth for the Company. Mr. Kukowski earned 0.5% on the consolidated sales growth up to 20%, and 0.66% for sales growth above 20% as measured against the prior fiscal year. Mr. Droege earned 0.5% on the growth of EVIDENCE.com & Video segment bookings. There is no maximum amount related to these commissions, therefore the maximum is reported as the same amount as the target.
(3)	RSUs granted vest ratably over a period of three years from the grant date.
(4)	Grant date fair value of RSUs, computed in accordance with stock-based compensation accounting rules (ASC Topic 718). The fair value of each RSU is the closing price of our common stock on the date of grant.
(5)	The maximum future payouts are presented at target. However, because both equity and non-equity incentive plans are tied to metrics such as sales growth and other operating results, the Company does not set a cap on the maximum amount that can be paid under the plans for NEOs.

OUTSTANDING EQUITY AWARDS AT FISCAL 2013 YEAR-END

The following table includes certain information with respect to outstanding options previously awarded to the NEOs as of December 31, 2013.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Patrick W. Smith	6,068	—		—		18.77	10/01/2014
	74,100	—		—		8.81	04/20/2015
	58,962	—		—		10.29	05/25/2017
	68,828	—		—		7.13	05/28/2018
	88,104	—		—		5.57	08/11/2018
	600,000	—		—		4.75	12/22/2018
								13,020	(4)	206,758
								41,504	(5)	659,084
								50,366	(6)	799,812
								28,000	(7)	444,640
Daniel M. Behrendt	60,000	—		—		17.12	04/26/2014
	5,518	—		—		18.77	10/01/2014
	56,604	—		—		10.29	05/25/2017
	66,230	—		—		7.13	05/28/2018
	24,346	—		—		4.75	12/22/2018
	35,000	—		—		5.64	01/29/2020
	57,916	2,084	(1)	—		4.70	01/03/2021
								13,020	(4)	206,758
								21,973	(5)	348,931
								30,761	(6)	488,485
								22,400	(7)	355,712
Douglas E. Klint	4,854	—		—		18.77	10/1/2014
	47,100	—		—		8.81	04/20/2015
	56,604	—		—		10.29	05/25/2017
	66,230	—		—		7.13	05/28/2018
	59,346	—		—		5.57	08/11/2018
	85,000	—		25,000	(2)	4.75	12/22/2018
	75,000	—		—		5.64	01/29/2020
	72,916	2,084	(1)	—		4.70	01/03/2021
								13,020	(4)	206,758
								21,973	(5)	348,931
								30,761	(6)	488,485
								22,400	(7)	355,712
Jeffrey M. Kukowski	43,743	6,257	(3)	—		4.32	06/03/2020
	25,000	—		—		3.88	09/17/2020
								13,020	(4)	206,758
								8,389	(6)	133,217
								11,200	(7)	177,856
Jason D. Droege	25,000	—		—		3.53	11/17/2018
	7,500	—		—		4.75	12/22/2018
	12,000	—		—		5.64	01/29/2020
	9,531	695	(1)	17,000	(2)	4.70	01/03/2021
								13,020	(4)	206,758
								11,186	(6)	177,634
								11,200	(7)	177,856

(1)	These options vest ratably on a monthly basis over a three year period and become fully exercisable in January 2014.
(2)	The options vest upon successful completion of certain performance based measures. Reference is made to the “Compensation Discussion and Analysis – Other Long-Term Performance-based Equity Compensation” section above for further information about these options.
(3)	These options vest ratably on a monthly basis over a four year period and become fully exercisable in June 2014.
(4)	These stock awards vest at annual intervals over a three year period and become fully vested in February 2015.
(5)	These stock awards are performance-based. One half of this award vested in February 2013 and one half vested in February 2014. Reference is made to the “Compensation Discussion and Analysis– Performance-based Incentive Plans” section above for further information about these awards.
(6)	These stock awards are performance-based. One half of this award vested in February 2014 and one half will vest in February 2015. Reference is made to the “Executive Compensation – Performance-based Compensation Plans” section above for further information about these awards.
(7)	These stock awards vest at annual intervals over a three year period and become fully vested in February 2016.

2013 OPTION EXERCISES AND STOCK VESTED

The following table provides information related to option exercises and stock vested for each NEO:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Exercise (#)	Value Realized on Vesting ($)
Patrick W. Smith	270,000	$2,353,417	48,014	$344,325
Daniel M. Behrendt	271,600	1,759,778	28,482	210,530
Douglas E. Klint	25,000	262,250	28,482	210,530
Jeffrey M. Kukowski	25,000	187,008	6,510	60,022
Jason D. Droege	25,000	301,144	6,510	60,022

2013 NON-QUALIFIED DEFERRED COMPENSATION

During the third quarter of 2013, the Company implemented a non-qualified deferred compensation plan for certain executives, key employees and non-employee directors through which participants may elect to postpone the receipt and taxation of a portion of their compensation. All gains or losses are allocated fully to plan participants and the Company does not guarantee a rate of return on deferred balances. The Company does not make discretionary payments to the plan, but does match employee contributions based on the same-criteria as the Company’s 401k plan. There were no above-market returns for participants in the plan.

The following table provides information on NEO and Director participation in the plan:

Name	Executive/Director Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)	Balance at December 31, 2013 ($)
Daniel M. Behrendt	$112,000	$4,107	$5,400	$—	$121,507
Jason D. Droege	36,300	1,331	1,988	—	39,619
Mark W. Kroll	15,000	—	749	—	15,749

(1)	Company matching contributions are included in the “All Other Compensation” column of the 2013 Summary Compensation Table. The Company does not make discretionary payments to the plan, but does match employee contributions based on the same-criteria as the Company’s 401k Plan.
(2)	Aggregate earnings reflected represent deemed investment earnings from voluntary deferrals and Company contributions, as applicable. No amounts included in aggregate earnings are reported in the 2013 Summary Compensation Table because the plan does not provide for above-market or preferential earnings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of March 14 2014, with respect to beneficial ownership of the Company’s common stock by each current director or nominee for director, by each NEO currently employed by the Company, by all directors and NEOs as a group, and by each person who is known to the Company to be the beneficial owner of more than five percent of the Company’s outstanding common stock. The Company believes that, except as otherwise described below, each named beneficial owner has sole voting and investment power with respect to the shares listed.

Name and Address Of Beneficial Owner (1)	Shares Owned	Shares Acquirable Within 60 Days (2)	Total Beneficial Ownership	Percent of Class (3)
BlackRock, Inc. (4)	5,275,677	n/a	5,275,677	10.0%
Renaissance Technologies, Corp (6)	3,106,652	n/a	3,106,652	5.9%
The Vanguard Group, Inco (5)	2,395,208	n/a	2,395,208	4.5%
Patrick W. Smith	844,239	796,062	1,640,301	3.1%
Mark W. Kroll	23,893	59,742	83,635	*
Matthew R. McBrady	3,100	—	3,100	*
Judy Martz	3,100	33,552	36,652	*
John S. Caldwell	7,100	61,535	68,635	*
Richard H. Carmona	3,100	98,782	101,882	*
Michael Garnreiter	3,100	82,214	85,314	*
Hadi Partovi	211,747	41,792	253,539	*
Daniel M. Behrendt	25,381	191,094	216,475	*
Douglas E. Klint	35,583	169,134	204,717	*
Jeffrey M. Kukowski	16,123	57,909	74,032	*
Jason D. Droege	—	—	—	—
Marcus W.L. Womack	—	—	—	—
All directors and executive officers as a group (13 persons)	1,176,466	1,591,816	2,768,282	5.1%

*	Less than 1%
(1)	Except as noted in Notes 4 and 5 below, the address of each of the persons listed is c/o TASER International, Inc., 17800 North 85th Street, Scottsdale, AZ 85255.
(2)	Reflects the number of shares that could be purchased by exercise of options exercisable at March 14, 2014, or within 60 days thereafter under the Company’s stock option plans. As of March 14, 2014 there were no shares currently pledged by any NEO or director.
(3)	For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any security which such person or group has the right to acquire within 60 days of March 14, 2014, is deemed to be outstanding for the purpose of computing the percentage ownership of such person or group, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group.
(4)	The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.
(5)	The address of The Vanguard Group, Inc. is 100 Vanguard Blvd, Malvern, PA 19355.
(6)	The address of Renaissance Technologies Group is 800 Third Avenue, New York, NY 10022.
(7)	Thomas P. Smith, brother of Patrick W. Smith, is the former Chair of the Board and co-founder of the Company. As of his last Form 4 filing with the SEC on November 14, 2011, Mr. Smith reported ownership of 221,081 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s NEOs and directors, and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. NEOs, directors and greater than 10 percent beneficial owners are required by SEC regulations to furnish the Company with copies of all forms they file pursuant to Section 16(a). Based solely on a review of the copies of such reports furnished to the Company and written representations from reporting persons that no other reports were required, to the Company’s knowledge, such persons complied with all of the Section 16(a) filing requirements applicable to them in 2013.

PROPOSAL TWO: ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

Stockholders will be given the opportunity to vote on the following advisory resolution (commonly referred to as “Say on Pay”):

RESOLVED, that the stockholders of TASER International, Inc. hereby approve the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this proxy statement.

Background on Proposal

In accordance with the Dodd-Frank Act and related SEC rules, stockholders are being given the opportunity to vote at the annual meeting on this advisory resolution regarding the compensation of our NEOs.

As described in the Compensation Discussion and Analysis, our executive compensation program is designed to allow us to: attract and retain talent, link annual incentive compensation to our financial results produced during year, and link long term compensation in the form of stock awards to Company performance and enhancement of stockholder value. For a comprehensive description of our executive compensation program, philosophy and objectives, including the specific elements of executive compensation that comprised the program in 2013, please refer to the Compensation Discussion and Analysis. The Summary Compensation Table and other executive compensation tables (and accompanying narrative disclosures), provide additional information about the compensation that we paid to our NEOs in 2013.

Effects of Advisory Vote

Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to our NEOs and will not be binding on the Board or the Compensation Committee. However, the Compensation Committee will consider the outcome of the vote when making future executive compensation decisions.

The Board of Directors unanimously recommends a vote FOR approval of the resolution set forth above regarding the compensation of our named executive officers.

PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP, independent registered public accounting firm, to audit the consolidated financial statements of the Company for the year ending December 31, 2014. Grant Thornton LLP has acted as the independent registered public accounting firm for the Company since 2005. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. Nonetheless, the Audit Committee is submitting the selection of Grant Thornton LLP to the stockholders for ratification as a matter of good corporate practice and because the Audit Committee values the views of our stockholders on our independent auditors.

If the stockholders fail to ratify the election, the Audit Committee will reconsider the appointment of Grant Thornton LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such an appointment would be in the Company’s best interest.

If the appointment is not approved by the stockholders, the adverse vote will be considered a direction to the Audit Committee to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment in 2014 will stand, unless the Audit Committee finds other good reason for making a change.

Unless marked to the contrary, proxies received will be voted FOR ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014.

The Board of Directors unanimously recommends a vote FOR ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for fiscal 2014.

Audit and Non-Audit Fees

The following table presents fees for audit, tax and other professional services rendered by Grant Thornton LLP for the years ended December 31, 2013 and 2012.

	2013	2012
Audit fees	$686,958	$682,233
Audit-Related Fees	50,982	—
Tax Fees	133,808	97,355
All Other Fees	159,511	—

	$1,031,260	$779,588

Audit Fees: Consists of fees billed for professional services rendered for the audit of TASER International Inc.’s financial statements, fees billed related to Sarbanes-Oxley 404 review and services that are normally provided by Grant Thornton LLP in connection with statutory and regulatory filings or engagements and fees.

Tax Fees: Consists of fees billed principally for services provided in connection with worldwide tax planning and compliance services, research and development tax credit studies, expatriate tax services, and assistance with tax audits and appeals.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

Consistent with SEC policies regarding auditor independence, the Audit Committee must pre-approve all audit and permissible non-audit services provided by our independent auditors. Our Non-Audit Services Pre-Approval Policy covers all services to be performed by our independent auditors. The policy contemplates a general pre-approval for all audit, audit-related, tax and all other services that are permissible, with a general pre-approval period of twelve months from the date of each pre-approval. Any other proposed services that are to be performed by our independent auditors, not covered by or exceeding the pre-approved levels or amounts, must be specifically approved in advance.

Prior to engagement, the Audit Committee pre-approves the following categories of services. These fees are budgeted, and the Audit Committee requires the independent auditors and management to report actual fees versus the budget periodically throughout the year, by category of service.

•	Audit services include the annual financial statement audit (including required quarterly reviews) and other work required to be performed by the independent auditors to be able to form an opinion on our consolidated financial statements. Such work includes, but is not limited to, comfort letters, and services associated with SEC registration statements, periodic reports, SEC reviews and other documents filed with the SEC or other documents issued in connection with securities offerings.

•	Audit-related services are for services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor. Such services typically include but are not limited to, due diligence services pertaining to potential business acquisitions or dispositions, accounting consultations related to accounting, financial reporting or disclosure matters not classified as “audit services,” statutory audits or financial audits for subsidiaries or affiliates, and assistance with understanding and implementing new accounting and financial reporting guidance.

•	Tax services include all services performed by the independent auditors’ tax personnel, except those services specifically related to the financial statements, and includes fees in the area of tax compliance, tax planning and tax advice.

The Audit Committee has considered and concluded that the provision by Grant Thornton LLP of non-audit services is compatible with Grant Thornton maintaining its independence.

Audit Committee Pre-Approval Procedures for Independent Auditor-Provided Services

Except for the limited circumstances set forth below, the Audit Committee has the sole authority to engage the Company’s outside auditing and tax preparation firms and must pre-approve all tax consulting and auditing arrangements and all non-audit services prior to the performance of any such service. In addition, any proposed engagement of the independent registered public accounting firm for services that are not pre-approved audit-related and tax consulting services as described above must also be pre-approved on a case-by-case basis by the Audit Committee or the Chair of the Audit Committee, or, if the Chair is unavailable, another member of the Audit Committee. The Company’s CFO has the authority to engage the Company’s outside auditing and tax preparation firms for amounts less than $5,000. All of the audit–related fees, tax fees and all other fees in 2013 were approved by the Audit Committee.

FORWARD LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve substantial risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include, but are not limited to, statements made in the Compensation Discussion and Analysis section of this Proxy Statement about our compensation structure and programs and our intentions with respect thereto. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect TASER’s business, particularly those mentioned under the heading “Risk Factors” in TASER’s Annual Report on Form 10-K that accompanies this proxy statement, and in the periodic reports that TASER files with the SEC on Form 10-Q and Form 8-K.

STOCKHOLDER PROPOSALS

To be eligible for inclusion in the Company’s proxy materials for the 2015 Annual Meeting of Stockholders, a proposal intended to be presented by a stockholder for action at that meeting must, in addition to complying with the stockholder eligibility and other requirements of the SEC’s rules governing such proposals, be received not later than December 5, 2014 by the Corporate Secretary of the Company at the Company’s principal executive offices, 17800 North 85th Street, Scottsdale, Arizona 85255.

Stockholders may bring business before an Annual Meeting (including the nomination of any person to be elected as a director) only if the stockholder proceeds in compliance with the Company’s bylaws. For business to be properly brought before the 2015 Annual Meeting of Stockholders by a stockholder (including the nomination of any person to be elected as a director), notice of the proposed business must be given to the Corporate Secretary of the Company in writing no later than 60 days before the Annual Meeting of Stockholders or (if later) ten days after the first public notice of the meeting is sent to stockholders.

The notice to the Company’s Corporate Secretary must set forth as to each matter that the stockholder proposes to bring before the meeting: (a) the nature of the proposed business with reasonable particularity, including the exact text of any proposal to be presented for adoption, and the reasons for conducting that business at the annual meeting; (b) the stockholder’s name and address as they appear on the records of the Company, business address and telephone number, residence address and telephone number, and the number of shares of common stock of the Company directly or beneficially owned by the stockholder; (c) any interest of the stockholder in the proposed business; (d) the name or names of each person nominated by the stockholder to be elected or re-elected as a director, if any; and (e) with respect to any such director nominee, the nominee’s name, business address and telephone number, residence address and telephone number, the number of shares of common stock of the Company, if any, directly or beneficially owned by the nominee, all information relating to the nominee that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, under Regulation 14A of the Securities Exchange Act of 1934, as amended, or successor regulation, and a letter signed by the nominee stating the nominee’s acceptance of the nomination, the nominee’s intention to serve as a director if elected and consenting to being named as a nominee for director in any proxy statement relating to such election.

The presiding officer at any annual meeting shall determine whether any matter was properly brought before the meeting in accordance with the above provisions. If the presiding officer should determine that any matter has not been properly brought before the meeting, he or she will so declare at the meeting and any such matter will not be considered or acted upon.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the proxy statement and Annual Report may have been sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of either document to any stockholder who contacts the Company’s investor relations department at 17800 North 85th Street, Scottsdale, Arizona 85255, phone number (480) 515-6330, requesting such copies. If a stockholder is receiving multiple copies of the proxy statement and Annual Report at the stockholder’s household and would like to receive a single copy of the proxy statement and annual report for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the proxy statement and annual report.

A copy of the Company’s 2013 Annual Report on Form 10-K for the fiscal year ended December 31, 2013, is available to stockholders without charge upon request to: Investor Relations, TASER International, Inc., 17800 North 85th Street, Scottsdale, Arizona 85255.

IMPORTANT NOTICE REGARDING THE AVAILABILTY OF PROXY

MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 15, 2014

The proxy materials for the Company’s Annual Meeting of Stockholders, including the 2013 Annual Report and this proxy statement, are available over the internet by accessing the investor relations page of the Company’s website at http://investor.taser.com. Other information on the Company’s website does not constitute part of the Company’s proxy materials.

By Order of the Board of Directors,

/s/ DOUGLAS E. KLINT

Douglas E. Klint

Corporate Secretary

April 4, 2014

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
TASER INTERNATIONAL, INC. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
ATTN: ACCOUNTS PAYABLE If you would like to reduce the costs incurred by TASER International in mailing 17800 N. 85TH STREET proxy materials, you can consent to receiving all future proxy statements, proxy
SCOTTSDALE, AZ 85255 cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the
The Board of Directors recommends you vote
FOR the following: nominee(s) on the line below.
0 0 0
1. Election of Directors
Nominees
01 Patrick W. Smith 02 Mark W. Kroll 03 Judy Martz
The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain
2. Advisory approval of the Company’s executive compensation. 0 0 0 3. To ratify appointment of Grant Thornton LLP as the Company’s independent registered public accountant for fiscal year 2014. 0 0 0 NOTE: Unless otherwise specified, this proxy will be voted FOR the election of each nominee director listed on this proxy card in Proposal 1, FOR Proposals 2 and 3; and in the discretion of the proxy holders on all other business that comes before the meeting.
. 51160 . 0 . 0 R1
1 _ Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or 0000203366 partnership name, by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

You are cordially invited to attend the 2014 Annual Meeting of Stockholders of TASER International, Inc., which will be held at 17800 North 85th Street, Scottsdale, Arizona 85255 beginning at 10:00 a.m. (Local Time) on Thursday, May 15, 2014. Whether or not you plan to attend this meeting, please sign, date, and return your proxy form on the reverse side as soon as possible so that these shares can be voted at the meeting in accordance with the instructions. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. It is important that this stock be represented.
Douglas E. Klint, Corporate Secretary
TASER INTERNATIONAL, INC
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 2014
Solicited on Behalf of the Board of Directors of the Company
The undersigned hereby appoints Patrick W. Smith and Douglas E. Klint as proxies, each with full power of substitution, to vote all of the shares of Common Stock that the undersigned is entitled to vote at the 2014 Annual Meeting of Stockholders of TASER
International, Inc. to be held on Thursday May 15, 2014 beginning at 10:00 a.m. Local Time and at any adjournments or postponements thereof on the matters set forth on the reverse side.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS.
Please sign on reverse side